Lease

Between

Brooks Properties I, LLC

("Landlord")

and

PixarBio Corporation

("Tenant")

for

8B Industrial Way, Suite 1, Salem, NH 03079

("Premises")

February 12, 2016

Table of Contents

LEASE AGREEMENT

LEASE AGREEMENT dated this 11th_ day of February, 2016, by and between Brooks Properties I, LLC with an address of 9 Red Roof Lane, Salem, New Hampshire 03079 ("Landlord") and PixarBio Corporation, a company with a principal mailing address of 200 Boston Avenue, Suite 1875, Medford, MA 02155 ("Tenant").

W I T N E S S E T H:

ARTICLE I - LEASED PREMISES; CONSTRUCTION

1.1 Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon and subject to the terms and provisions of this Lease, an area of Four Thousand Two Hundred Ninety (4,290) square feet, located at 8B Industrial Way, Suite 1, Salem, NH 03079 and further identified on the plan attached hereto as **Exhibit A** (the "Leased Premises"), which area is a part of a building located upon a lot or parcel of land in Rockingham County, New Hampshire, (the "Property"), together with such additions and extensions as Landlord may from time to time designate as included within the building (the "Building"). Tenant shall have appurtenant to the Leased Premises, the nonexclusive right to use and to permit its invitees to use in common with others, public or common lobbies, hallways, stairways, passenger elevators and sanitary facilities in the Building necessary for Tenant's use and occupancy of the Leased Premises, and (as provided in the next subsection) the exclusive use of all marked parking spaces within the open parking facilities serving the Building on the Property (on an unassigned, unreserved basis). Parking spaces may be restriped/relocated by Landlord in Landlord's reasonable discretion from time to time; provided, however, that Landlord shall have no liability to Tenant if such spaces are for any reason at any time not available for Tenant's exclusive use, nor shall Landlord have any obligation to enforce parking rules and regulations at the Leased Premises. Such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord by suitable notice, and shall be subject to the right of Landlord to designate and change from time to time areas and facilities to be so used.

1.2 This is a "net, net, net lease" and Tenant shall pay Tenant's Proportionate Share (as defined in Section 7.2(b)) of all expenses incurred in connection with the operation of the Building and the Property so that the Base Rent described in Article IV will be entirely "net" to Landlord, except for (a) interest and amortization on mortgages encumbering the fee title at any time, (b) any estate, inheritance, income or personal taxes of Landlord, and (c) the exclusions set forth in Section 7.2(a) herein.

ARTICLE II - TERM OF LEASE

2.1 Term. This Lease will commence on March 1, 2016 (the "Commencement Date") and will continue for a period of Three (3) years and One (1) month through March 31, 2019 (the "Expiration Date"). The term "Lease Year", as used herein, means each consecutive twelve calendar month period.

2.2 Holdover. In the event that Tenant fails to vacate the Leased Premises on the Lease Expiration Date, or sooner in the event that this Lease Agreement is terminated earlier pursuant to the provisions hereof, Tenant acknowledges that such holdover as a month-to-month tenant is not desirable to Landlord and that the Base Rent should be reflective of that undesirability. Tenant further acknowledges that it is aware, and has been so advised by Landlord, that reletting of the Leased Premises may take a period of at least six (6) months after the later of the date that Landlord is certain it will have possession or the date that Tenant actually vacates the Leased Premises. Therefore, in the event that Tenant fails to vacate the Leased Premises at the end of the term of this Lease Agreement, or sooner in the event that this Lease Agreement is terminated earlier pursuant to the provisions hereof, then such holding over will not extend the Term of this Lease, but will create a month-to-month tenancy under the same terms and conditions as this Lease except that Rent, as defined in Section 4 hereof, shall be paid in the amount of one hundred fifty percent (150%) of the Base Rent at the end of the term as set forth in Section 4 hereof. All other portions of additional rent and other charges provided under this lease shall be due when assessed.

2.3 In the event Tenant enters the Leased Premises prior to the Commencement Date, (and Tenant is not already under a then-effective lease agreement with Landlord for the Leased Premises), Tenant shall be bound by, and agrees to comply with, all of the provisions of this Lease except the payment of Base Rent during such period between actual entry into the Leased Premises and the Commencement Date.

2.4 Early Occupancy: Notwithstanding the Commencement Date of the lease, Tenant may occupy the Leased Premises following the full execution of this Lease, and the production of all required insurance certificates. All other terms, covenants and conditions of this Lease shall continue to apply during this rent-free period.

2.5 Option Period. Provided that the Lease has not been terminated for Tenant's default and that Tenant is not then in default beyond any applicable grace period, then Tenant at its option, exercised by written notice to the Landlord not less than 90 days prior to the expiration of the then-current term, has the Option to Extend for Three (3) One (1) year terms (each an "Extension Term") at the then Fair Market Value of comparable buildings within five (5) miles of the Building, but not less than Eight Dollars and Forty Cents ($8.40) per square foot per year.

(a) Not later than thirty (30) days following Tenant's notice exercising its option to extend for the first Renewal Term, Landlord shall notify Tenant of Landlord's determination of the Fair Market Value for the Leased Premises for the first Renewal Term. Within fifteen (15) days after Landlord gives Tenant Landlord's proposal for Fair Market Value, Tenant shall notify

Landlord whether Tenant agrees or disagrees with such rate. If Tenant disagrees with Landlord's designation, Landlord and Tenant shall commence negotiations to agree upon the Fair Market Value. If Landlord and Tenant are unable to reach agreement on the Fair Market Value within thirty (30) days after the date on which Landlord first gave Tenant Landlord's proposal for the Fair Market Value, then the Fair Market Value shall be determined as provided below.

(b) If the Landlord and Tenant are unable to agree on the Fair Market Value by the end of said thirty (30) day period, then within five (5) days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Fair Market Value. If the higher of such estimates is not more than one hundred and five percent (105%) of the other estimate, then the Fair Market Value shall be the average of the two estimates. If the matter is not resolved by the exchange of estimates, then Fair Market Value shall be determined by an independent arbitrator as set forth below.

(c) Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator, a mutually acceptable commercial real estate broker or appraiser licensed in the State of New Hampshire specializing in the field of commercial office leasing in the Derry/Salem area, having no less than ten (10) years' experience (an "Approved Arbitrator"). If the Parties cannot agree on such person, then within a second period of seven (7) days, each shall select one Approve Arbitrator and the two appointed Arbitrators shall, within five (5) days, select a third Approved Arbitrator who shall be the final decision-maker (the "Final Arbitrator"). If one party shall fail to timely make such appointment, then the person chosen by the other party shall be the sole Arbitrator. Once the Final Arbitrator has been selected as provided for above, then, as soon thereafter as practicable, but in any case within fourteen (14) days after his or her appointment, the arbitrator shall determine the Fair Market Value by selecting either Landlord's estimate of Fair Market Value or the Tenant's Fair Market Value. Such arbitrator must choose the proposed Fair Market Value that he/she determines is closest to the actual market rental rate for the Premises. There shall be no discovery or similar proceedings. The arbitrator's decision as to which estimate shall be the Fair Market Value for the Renewal Term shall be rendered in writing to both Landlord and Tenant and shall be final and binding upon them and shall be the Base Rent for the Renewal Extended Term. Those costs of the Final Arbitrator will be equally divided between the two Parties. Any fees of any counsel engaged by Landlord or Tenant, however, shall be borne by the party that retained such counsel.

ARTICLE III – PARKING

3.1 Tenant, its employees, agents and invitees, shall be entitled to park undesignated parking spaces in the paved parking lot of the Building at the minimum ratio for the applicable zoning district for the Property in the City of Salem, New Hampshire zoning ordinance.

3.2 Tenant, its employees, agents and invitees, or any other party related to Tenant, shall not park or store cars, trucks, trailers or other vehicles overnight in any of the parking areas surrounding the Building or anywhere else on the Property.

3.3 Tenant acknowledges that Landlord may be reconstructing and repaving the parking lot surrounding the Building and that its right to specific parking spaces may be altered by Landlord at Landlord's sole option during such work provided, however, Landlord shall at all

times use its best efforts to minimize interference with Tenant's operations on or about the Leased Premises and the Property.

3.4 In the event of any parking disputes among Tenants, Landlord has the right to institute reasonable parking rules that Tenant will follow.

3.5 Tenant, its employees, agents and invitees shall not be permitted to park or store any unregistered vehicles at the Leased Premises.

3.6 Tenant shall advise Landlord in writing of any vehicles that shall be parked on the property for more than twenty-four (24) consecutive hours. Any vehicles left on the premises for more than twenty-four (24) hours may be towed by the Landlord, and any costs associated with towing, storage or retrieval of any vehicle(s) shall be at the Tenant, employee, agent, or invitee's sole cost and expense.

ARTICLE IV – RENT

4.1 Tenant shall pay Landlord (at the address specified in Article XXVII hereof), as Base Rent for the Leased Premises during the original Term of this Lease, the sum of One Hundred Eight Thousand One Hundred and Eight Dollars and Zero Cents ($108,108.00) (the "Base Rent"), which will be paid as follows:

Term	Per Sq Ft	Annual	Monthly
3/1/2016-3/31/16	$0.00	N/A	N/A
4/1/2016-3/31/19	$8.40	$36,036.00	$3,003.00

4.2 Tenant shall also promptly pay any sums assessed by Landlord for improvements, modifications or changes that are unique to the Tenant, the cost of any repairs necessitated by the abuse, neglect or misuse of any fixtures, systems, or use of the Tenant's leased premises or any additional costs incurred by the Landlord relative to any permitting, approval or regulatory changes sought by the Tenant, and any attorneys fees or costs incurred by the Landlord relative to the enforcement or application of any terms of this Lease (collectively, "Additional Rent").

The Base Rent, along with Additional Rent, CAM charges, Capital Reserve Fee, Management Fee, and Administrative Payroll Fee (as defined in Article VII of this Lease) payable by Tenant hereunder shall be collectively referred to as "Rent".

4.3 All Rent is payable in advance, **without demand or written notice**, in fixed monthly installments, as defined in Section 4.1, on or before the first (1st) day of each and every month during the Term hereof. Tenant acknowledges that Landlord shall not be responsible for invoicing tenant for regular and ordinary base rent and regular CAM charges.

4.4 In the event Rent is not received when due or any check tendered to Landlord is returned to Landlord as uncollectible, Tenant shall pay service charges set forth, which Landlord and Tenant agree are a fair and reasonable estimate of the costs to be incurred by Landlord by reason of such late payment. The service charge for a late payment shall be an amount equal to

five percent (5%) of any installment of Rent and other charges past due for more than five (5) business days; provided, however, interest on such past due installment and late payment charge shall accrue at a rate of eighteen percent (18%) per annum after the thirtieth (30th) day such installment is past due until paid. The service charge for a returned check shall be Two Hundred Dollars ($200).

4.5 Any payment by Tenant or acceptance by Landlord of an amount less than that due under the terms hereof will be treated as a payment on account, regardless of any endorsement appearing on any such check, any statement in a writing submitted by Tenant to Landlord prior to, contemporaneous with, or subsequent to any payment, or any statement made by Tenant to the contrary.

ARTICLE V - SECURITY DEPOSIT

5.1 Upon the execution hereof, and prior to the Commencement Date as defined in Section 2.1 hereof, Tenant shall pay to and deposit with Landlord the sum of Four Thousand One Hundred Ninety Seven Dollars and Five Cents ($4,197.05), as security ("Security Deposit") for the full and faithful performance by Tenant of all the terms of this Lease required to be performed by Tenant. Following a default beyond any applicable grace or cure period, Landlord may thereafter use, apply, or retain the whole or any part of the money deposited as a Security Deposit hereunder to the extent required for the payment of any Base Rent and/or Additional Rent or other sum(s) as to which Tenant is in default or for any sum(s) which Landlord may expend or may be required to expend by reason of Tenant's default in respect of any of the conditions of this Lease, including, but not limited to, any damages to the Leased Premises, the cost associated with cleaning the Leased Premises to the "broom clean" condition, any costs or fees incurred by the Landlord relative to the provisions of this lease where the Landlord may recover various expenses from the Tenant, or deficiency in reletting of the Leased Premises whether such damages or deficiency accrued before or after summary proceedings or other reentry by Landlord. In the event that any portion or all of the Security Deposit is used by the Landlord for any permissible purpose(s) provided under this Lease, the Landlord may notify the Tenant of such deficiency in the Security Deposit, and request the Tenant replenish the Security Deposit within fifteen (15) days of such notice. Failure to replenish the Security Deposit within fifteen (15) days shall constitute a permissible and valid basis to terminate the Lease and seek removal of the Tenant from the Leased Premises.

5.2 The Landlord shall provide Tenant with a Statement of Condition, attached hereto as **Exhibit D**, indicating the condition of the Leased Premises at the signing of the Lease, which shall automatically become a part of and be incorporated into this Lease, and unless challenged by tenant within ten days from the later of the tenant's receipt of the Statement of Condition or the commencement of the lease. Failure of Tenant to return the Statement of Condition within the time period prescribed in Section 5.2, shall be deemed as an acknowledgement by the Tenant that the conditions so identified are an accurate and complete representation of the conditions at the commencement of the lease.

5.3 Any security deposit held by the Landlord shall be held in accordance with applicable state law. Subject to the terms of this Section, in the event that Tenant shall comply with all of the terms of this Lease, the money deposited as Security Deposit hereunder will be returned to Tenant after the term hereof and after delivery of possession of the Leased Premises to Landlord, provided that the Leased Premises are returned to the Landlord in the same condition as identified in the Statement of Condition, in "broom clean," condition (wear and tear excepted), and that any wires, lines or fixtures that are newly installed by Tenant (such as, but not limited to: air lines, gas lines, electric lines, data cables, ductwork) be removed, at Landlord's sole option and discretion, that any tenant fixtures or other improvements (including wall hangings) which are removed leave the premises in reasonably similar condition to that provided by Landlord at the commencement of the lease minus reasonable wear and tear, or tenant will pay the cost of fixing same, and all equipment and building systems serving the Leased Premises are in good working order and with no sums due to Landlord. Any holes in the walls are to be patched, painted, and repaired to match the existing surface of the walls, and if the walls cannot be properly restored, Tenant agrees to refinish the walls within the affected space at the Tenant's cost and expense.

ARTICLE VI - QUIET ENJOYMENT

6.1 Landlord shall put Tenant into possession of the Leased Premises on the Commencement Date, and Tenant, upon paying the Rent and observing the other covenants and conditions herein, upon its part to be observed, shall have peaceful and quiet enjoyment of the Leased Premises, unless circumstances arise, beyond the control of the Landlord. Notwithstanding the provisions of the foregoing sentence, Tenant acknowledges that the Building and the surrounding site shall be under renovation at various times during the Term of this Lease, and agrees that, to the fullest extent permitted by applicable law, any such renovation shall not be a violation of Tenant's right of quiet enjoyment. Landlord agrees to use its best efforts to minimize interference with Tenant's operations on or about the Leased Premises and the Property during any such renovations.

6.2 The Landlord shall be permitted to enter the Leased Premises as provided in Article XXVI of this Lease, subject to the restrictions contained in such Article.

ARTICLE VII - COMMON AREAS OF THE BUILDING; MAINTENANCE THEREOF

7.1 The term "Common Area" is defined for all purposes of this Lease as that part of the Building intended for the common use of more than one or all tenants, including among other facilities (as such may be applicable to the Building) loading areas, driveways, access ways, parking lots or areas, sidewalks, lobbies, hallways, lighting facilities, drinking fountains, building directories, meeting or conference rooms, public toilets, fire suppression system(s), security system(s), and the like but excluding space in buildings (now or hereafter existing) designed for rental for commercial purposes, as the same may exist from time to time. Landlord, giving Tenant 90 days written notice and allowing Tenant to terminate the Lease if changes are

deemed to be unreasonable, reserves the right to change from time to time the dimensions and location of any portion of the Common Area. Tenant, its employees and customers, and, when duly authorized pursuant to the provisions of this Lease, its subtenants, licensees and concessionaires, shall have the nonexclusive right to use the Common Area as constituted from time to time. Such use of Common Area shall be in common with Landlord, other tenants in the Building and other persons permitted by Landlord to use the same, and shall be subject to such reasonable rules and regulations governing use as Landlord may from time to time prescribe. Tenant shall not take any action which would interfere with the rights of other persons to use the Common Area. Landlord may temporarily close any part of the Common Area for such periods of times as may be necessary or desirable to make repairs or alterations or to prevent the public from obtaining prescriptive rights; provided, however, that such closure does not unreasonably interfere with Tenant's access to, or quite enjoyment of, the Leased Premises. Landlord shall be responsible for the operation, management, and maintenance of the Common Area, the manner of maintenance and the expenditures therefore to be in the sole discretion of Landlord, the cost of which shall be a portion of the Common Area Maintenance Charges (defined below).

The Landlord shall provide Tenant with water, sewer and reasonable heating and air-conditioning during the normal heating and cooling season between the hours of 8:00 A.M. and 6:00 P.M., during normal business days. The normal cooling season shall be from April 15th to October 1st, of any given year. Normal business days are all days except Saturday, Sunday, New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day (and the following day when any such day occurs on Sunday) and such other days as Landlord presently or in the future recognizes as holidays for Landlord's general office staff. In addition, Landlord agrees to provide reasonable light in passageways and stairways during business hours, all subject to interruption due to any accident, to the making of repairs, alterations or improvements, to labor difficulties, to trouble in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for said building, or to causes beyond Landlord's control. Business Hours are Monday through Friday from 8:00AM to 6:00PM. If Tenant shall require services, air-conditioning, heating or ventilation outside the hours and days above specified, Landlord shall furnish such service and Tenant shall pay therefor Landlord's actual costs incurred for the provision of such utilities. In the event Tenant introduces into the Premises personnel or equipment, which overloads the capacity of the building system or in any other way interferes with the system's ability to perform adequately its proper functions; supplementary systems may if and as needed at Landlord's option, be provided by Landlord, at Tenant's sole cost and expense. In the event any such supplemental system shall be installed, the Tenant shall coordinate with the Landlord regarding the location, configuration, and operation of such supplemental system(s).

7.2 Common Area Maintenance Charges

(a) In addition to Base Rent and any other charges prescribed in this Lease, Tenant shall pay to Landlord Tenant's Proportionate Share of the cost of ownership, operation and maintenance of the Common Area (the "Common Area Maintenance charge" or "CAM Charge") using Tenant's Proportionate Share, including, among other costs, those for property taxes, insurance, grounds maintenance, lighting, painting, cleaning, policing, inspecting, repairing, replacing, and removing of snow and ice from the Common Area, and the cost of heating,

cooling, water, sewer, electricity, natural gas and other utilities for any lobbies and hallways, and the costs of electricity, heating, cooling and other utilities servicing the Building) (collectively, the "Common Area") which may be incurred by Landlord in its discretion, including the cost of maintaining and repairing all utility mains, lines, conduits and other facilities located on, above or under the Common Area, a reasonable allowance for Landlord's overhead costs, a reasonable Capital Reserve Fee, Management Fee and Administration Fee (collectively the "Common Area Maintenance Charges" or "CAM"). Any Additional Rent, not including specific Tenant work orders, deemed due and owing by Tenant to Landlord, pursuant to Section 9.3 herein, shall be included in the Common Area Maintenance Charges. Notwithstanding the foregoing, the following shall be excluded from Common Area Maintenance Charges for the Leased Premises:

(1) All capital expenditures and depreciation, except as otherwise explicitly provided in this Lease;

(2) Leasing fees or commissions, advertising and promotional expenses, legal fees, the cost of tenant improvements, building out allowances, moving expenses, assumption of rent under existing leases and other concessions incurred in connection with leasing space in the Building or the Property;

(3) Interest on indebtedness, debt amortization, ground rent, and refinancing costs of any mortgage or ground lease of the Building or the Property;

(4) Costs paid or incurred in connection with financings, re-financings or sales of any of Landlord's interest in the Building or the Property;

(5) Costs incurred in performing work or furnishing services for any tenant (including Tenant), whether at such tenant's or Landlord's expense, to the extent that such work or services is in excess of any work or service that Landlord is obligated to furnish to Tenant at Landlord's expense (e.g., if Landlord agrees to provide extra cleaning to another tenant, the cost thereof would be excluded since Landlord is not obligated to furnish extra cleaning to Tenant);

(6) The cost of any item or service to the extent to which Landlord is actually reimbursed or compensated by insurance, any tenant, or any third party;

(7) Any advertising, promotional or marketing expenses for the Building or the Property;

(8) The cost of any service or materials provided by any party related to Landlord, to the extent such costs exceed the reasonable cost for such service or materials absent such relationship in buildings similar to the Building or other buildings in the Southern New Hampshire market;

(9) Penalties and interest for late payment of any obligations of Landlord, including, without limitation, taxes, insurance, equipment leases and other past due amounts;

(10) Unfunded contributions to operating expense reserves;

(11) Salaries or other compensation paid to employees above the grade of Building manager;

(12) The cost of remediation or removal of "Hazardous Materials" (as defined herein) which are in or on the Leased Premises, Building or Property unless caused by Tenant or its contractors, subcontractors, agents, employees or invitees;

(13) Costs of repairs, replacements, alterations or improvements necessary to make the Leased Premises, Building or Property comply with applicable law as of the date of this Lease;

(14) The costs of correcting defects in the construction of tenant spaces that Landlord has agreed to make under this Lease or other leases affecting the Building or the Property;

(16) Costs and expenses (including legal expenses) of Landlord's enforcement of any other lease in the Building or the Property;

(18) Rents due under ground leases.

(b) For all purposes in this Lease, the term "Proportionate Share" equals eleven percent (11%) of the total expense for the Building, which is the ratio that the rentable square feet of the Leased Premises of Four Thousand Two Hundred Ninety (4,290) square feet bears to the total rentable square feet of the Building, which is Forty Thousand Seven Hundred Twenty Five (40,725) square feet. Landlord shall adjust the Proportionate Share in the event that the rentable square feet in the Building changes. In the event of such adjustment, Landlord shall give Tenant notice in writing of the new Proportionate Share which shall become effective on the first (1st) day of the month following the notice.

(c) The estimated CAM category for Grounds Maintenance is based on normal landscape work for the region, which may include spring clean up, mulch, lawn mowing, lawn fertilizing, weeding, shrub trimming & fall clean up. Extra ordinary work including irrigation repair, seasonal flower installation & removal, and repairs or extra clean up caused by severe weather are not included. The Grounds Maintenance estimate also includes snow removal. The contract is based on a maximum of 12 snow storm occurrences including shoveling, and 30 sanding/salting occurrences throughout the calendar year. Snow storm, shoveling & sanding/salting occurrences that exceed the contract will be billed within 30 days of such occurrences. Loader work is not included and will be billed per each occurrence as necessary and within 30 days of completed work.

(d) During each Lease Year, Tenant will pay Landlord, monthly in advance and at the address specified for Landlord as first set forth above in the preamble to this Lease, a "Monthly Estimated CAM Charge", which Landlord estimates to be for the first Lease Year, in the monthly amount of One Thousand One Hundred Ninety Four Dollars and Five Cents ($1,194.05) based on 2016 budgeted number.

(e) Within ninety (90) days of the end of each calendar year occurring during the Term of this Lease (or subsequent to the expiration or other termination of this Lease, if such occurs on a date other than the last day of a calendar year), Landlord will give Tenant notice of the total amount paid by Tenant for the relevant calendar year together with the actual amount of Proportionate Share of the CAM Charges (the "Actual CAM Cost") for such calendar year. If the actual amount of Tenant's Proportionate Shares of the Actual CAM Cost with respect to such period exceeds the aggregate amount previously paid by Tenant with respect thereto during such period, Tenant shall pay to Landlord the deficiency within fifteen (15) days following notice from Landlord; however, if the aggregate amount previously paid by Tenant with respect thereto exceeds Tenant's Proportionate Shares of the Actual CAM Cost for such period, then, at Landlord's election, such surplus (net of any amount then owed by Tenant to Landlord) shall either be (a) credited against the next ensuing installment of any such cost due hereunder by Tenant or against any other amount of Rent owing by Tenant to Landlord hereunder, or (b) Landlord may refund such net surplus to Tenant. Periodically, during the Term of this Lease, Landlord shall have the right, to estimate Tenant's Proportionate Share of the Tenant's Monthly Estimated CAM Charge for the next fiscal period of the Term of this Lease, whereupon, Tenant

shall pay Landlord such amounts as may be so indicated by Landlord in the same manner as the Monthly Estimated CAM Charge. Upon Tenant's request (which may be exercised no more than once per calendar year), Landlord shall provide Tenant with copies of the major invoices for charges and costs included in CAM Charges, including Insurance and Taxes for the immediately preceding calendar year. Any information provided to Tenant under this Article VII shall be held in strict confidence by Tenant and shall be returned to Landlord when this Lease terminates, provided, however, that Tenant may disclose such information to third parties on a need to know basis, if (i) required by law or (ii) in response to a governmental audit, investigation or request or (iii) if such information is in the public domain. Otherwise, Tenant shall not disclose information provided to it by Landlord and marked as confidential to third parties, including other property owners, real estate brokers, or other professionals offering commercial real estate rental and leasing services which compete with the Landlord.

ARTICLE VIII - CONDITION OF LEASED PREMISES; REPAIRS

8.1 Subject to the terms of Article I of this Lease, Tenant accepts the Building, improvements, and any equipment or fixtures on or in the Leased Premises "as is" and in their existing condition and agrees that no representation, statement or warranty, express or implied, has been made by or on behalf of Landlord as to such condition, or as to the use that may be made of such property. Notwithstanding the foregoing, Landlord shall deliver possession of the Leased Premises as of the Commencement Date with all utilities including, but not limited to, electrical, plumbing and HVAC systems serving the Leased Premises and the Building, in good order, condition and repair.

8.2 Landlord shall maintain in good order and repair the structural integrity of the roof, and exterior walls of the Leased Premises, and the structural beams, structural columns and other structural parts of the Leased Premises, and Landlord shall, at Tenant's expense, maintain, and repair the HVAC and water heater servicing the Leased Premises. The costs of routine preventative maintenance shall be reimbursed to Landlord as part of the CAM Charges. In addition, the Landlord shall not be responsible for the cost of replacing the HVAC system in the event that such costs are attributable to overuse, misuse, or abuse by the Tenant. Any such extraordinary expense shall be charged to the Tenant as Additional Rent. Tenant shall keep, during the Term hereof, at its own cost and expense, the interior of the Leased Premises, excluding the structural integrity of the roof and exterior walls, in as good condition as the same was at the commencement of the Term hereof, excepting: reasonable wear and tear, taking by eminent domain and damage due to fire or casualty insured against. Tenant shall replace, at its own cost and expense, window glass, if any, of the same kind and quality, excepting reasonable wear and tear, taking by eminent domain and damage due to fire or other casualty insured against. Tenant shall replace and/or repair, at its own cost and expense, all light bulbs and lighting fixtures which are damaged, broken or cease to function during the Term hereof, with bulbs or fixtures of the same kind and quality. At the expiration of this Lease or any extensions thereof Tenant shall leave the premises as defined in the Statement of Present Condition. Any items installed or replaced by the Tenant as part of its regular maintenance responsibilities shall remain with the Leased Premises at the natural or other expiration of this Lease or any other extensions thereto and shall be left in good working order.

ARTICLE IX - IMPROVEMENTS BY TENANT

9.1 Tenant shall not make or allow to be made any alterations, installations, additions or improvement in or to the Leased Premises, or place safes, vaults or any other heavy furniture or equipment within the Leased Premises, without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any such alterations, additions or improvements to the Leased Premises shall be approved by Landlord. Prior to the commencement of work on any such alteration, addition or improvement, Tenant shall procure, at its own cost and expense, all necessary federal, state and/or local permits, approvals, authorizations, licenses, or other regulatory requirements; furthermore, the plans and specifications covering the same will have been submitted to and approved by (i) Landlord, (ii) all municipal or other governmental departments or agencies having jurisdiction over the subject matter thereof, and (iii) any mortgagee having an interest in or lien upon the Leased Premises or the Building if required by the terms of the mortgage, it being understood that Landlord will not unreasonably refuse to join in any application to any such mortgagee or governmental agency to obtain such approval with respect to any reasonable alteration, addition or improvement. All work shall be completed promptly and in a good and workman like manner and shall be performed in such a manner that no mechanics, materialmens' or other similar liens shall attach to Tenant's leasehold estate, and in no event shall Tenant permit, or be authorized to permit, any such liens or other claims to be asserted against Landlord or Landlord's rights, estate and interest with respect to the Leased Premises, the Building, or the Property; and at the completion of all work Tenant shall obtain waivers of mechanics and materialmens' liens from all persons performing work on or on furnished material to the Leased Premises.

9.2 Landlord reserves the right to demand from the Tenant sufficient information to confirm that the Tenant maintains sufficient resources to insure that the work contemplated by Tenant shall be fully performed without causing or resulting in any waste of the Leased Premises, and further, completed in a timely manner so as to avoid the recordation of any liens against the Leased Premises, the Building, or the Landlord. Landlord reserves the right to demand and retain certain reasonable security from the Tenant to insure that, at a minimum, the Tenant's scope of work will not result in economic waste or harm to the Landlord in the event that the work is not promptly completed, and to insure that the contemplated scope of work will be completed by the Tenant.

9.3 In the event any mechanics, materialmens, or other lien is recorded against the Landlord, the Building or the Leased Premises as a result of, or arising from work sought by the Tenant, the Tenant shall promptly cause said lien to be released and removed from the property, at Tenant's sole cost and expense, within thirty (30) calendar days of actual notice of said lien. In the event Tenant fails to release such lien, Landlord shall cause such lien to be released and removed from the property and Tenant shall make timely payment of any costs and expenses paid by the Landlord and related to the release of such lien within thirty (30) days of such release. Tenant shall further fully defend and indemnify Landlord from any claims or causes of action asserted as a result of said work, and shall promptly pay Landlord for reasonable attorneys' fees, costs or other expenses incurred by the Landlord in the defense of said claim. In the event Tenant fails to make timely payment to the Landlord within thirty (30) days, Landlord

is expressly authorized to categorize such reasonable attorneys' fees and costs as Additional Rent pursuant to Section 7.2.

ARTICLE X - MACHINERY AND EQUIPMENT - TRADE FIXTURES

10.1 All alterations, installations, additions or improvements, other than cubicles bolted, screwed or otherwise attached to the Leased Premises, moveable furniture and moveable trade fixtures, made by Tenant to the Leased Premises shall remain upon and be surrendered with the Leased Premises and become the property of Landlord at the expiration or termination of this Lease or the termination of Tenant's right to possession of the Leased Premises. Tenant shall pay to Landlord the reasonable and actual cost incurred by Landlord in removing, storing, selling, destroying or otherwise disposing of any personal property abandoned by Tenant in the Leased Premises.

ARTICLE XI - UTILITIES

11.1 Tenant is responsible for paying all costs and expenses for its own utilities used or consumed in the Leased Premises. If the following utilities are separately provided to the Leased Premises, Tenant shall make arrangements for and pay when due all charges for gas, oil, electricity, water, light, heat, air conditioning, sewer, power, telephone and any other services used on or about or supplied to the Leased Premises, and shall further indemnify Landlord against any liability on such account.

11.2 Tenant shall, at its sole cost and expense, maintain, repair, change and improve the water, sewer, electric and other utility systems which are located within the Leased Premises. Any work performed by Tenant under this Section 11.2 shall be governed by all of the terms contained in Section 9.1 of the Lease.

ARTICLE XII - USE OF LEASED PREMISES

12.1 Without the prior written consent of Landlord, Tenant may use the Leased Premises only for the purpose of an *office* and for other services and purposes reasonably incident thereto allowed as of right under applicable zoning. Any expansion or change in use of the Leased Premises shall require the prior written assent of the Landlord. Any unpermitted or unapproved expansion or change in use of the Lease Premises shall be grounds for the Landlord to evict the Tenant from the Leased Premises.

12.2 In its use of the Leased Premises, Tenant shall comply with all statutes, ordinances and regulations applicable to the use thereof, including, without limiting the generality of the foregoing, the Zoning Ordinances of the Town/City of Salem, New Hampshire as are now in effect, as may be adopted in the future, or as may be hereafter amended. Any changes in the Building which are required by any present or future laws, rules, requirements,

orders, directions, ordinances or regulations of any governmental or lawful authority including Boards of Fire Underwriters due to or arising from Tenant's products or Tenant's specific use of Leased Premises shall be at Tenant's sole cost and expense, including, but not limited to any changes required in the sprinkler system required by Tenant's specific use. Tenant shall procure at its sole expense all permits and licenses required for the transaction of business in the Leased Premises and otherwise comply with all applicable laws, ordinances, and governmental regulations affecting the Building, including those relating to Hazardous Wastes or Substances (hereinafter defined) now in force or that may be hereafter enacted or promulgated.

ARTICLE XIII - HAZARDOUS WASTE, MATERIAL OR SUBSTANCES

13.1 Tenant shall not use the Leased Premises for the generation, storage or treatment of hazardous waste except to the extent used in the normal course of Tenant's operations. For purposes of this lease, the following terms are hereby defined:

(a) "Hazardous Materials" means (a) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Laws (hereafter defined) as a "hazardous substance", "hazardous material", "hazardous waste", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "infectious waste", "biohazardous waste", "toxic substance", "pollutant", "toxic pollutant", "contaminant" as well as any formulation not mentioned herein intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "EP toxicity", or "TCLP toxicity"; (b) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources; (c) "hazardous substance" as defined in any Environmental Law; (d) "waste" as defined in any Environmental Law; (e) asbestos in any form; (f) urea formaldehyde foam insulation; (g) polychlorinated biphenyls (PCBs); (h) radon; and (i) any other chemical, material, or substance exposure to which is limited or regulated by any Governmental Agency (hereafter defined) because of its quantity, concentration, or physical or chemical characteristics, or which poses a significant present or potential hazard to human health or safety or to the environment if released into the workplace or the environment.

(b) "Hazardous Materials" shall not include (y) ordinary office supplies and repair, maintenance and cleaning supplies maintained in reasonable and necessary quantities and used in accordance with all Environmental Laws, or (z) petroleum or fuel required in the ordinary course for the operation of the Leased Premises maintained in reasonable and necessary quantities and used in accordance with all Environmental Laws.

(c) "Environmental Laws" means any and all present and future federal, state and local laws, ordinances, regulations, policies and any other requirements of any

Governmental Agency relating to health, safety, the environment or to any Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA), the Resource Conservation Recovery Act (RCRA), the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Endangered Species Act, the Clean Water Act, the Occupational Safety and Health Act, each as hereafter amended from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing.

(d) "Governmental Agency" means any federal, state, municipal or other governmental or quasi-governmental court, agency, authority or district.

13.2 Tenant shall not (either with or without negligence) cause or permit the escape, disposal, release of any Hazardous Materials (as said term is defined) on, in, upon or under the Property of the Leased Premises in violation of Environmental Laws. Tenant shall not generate, store, use or dispose of such Hazardous Materials in any manner not sanctioned by the foregoing cumulative references in compliance with all applicable laws, rules and regulations. If Landlord, any lender or any governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then all cost of such investigations there shall be borne by Tenant. In addition, Tenant shall execute estoppel certificates and the like, from time to time, at Landlord's reasonable request concerning Tenant's best knowledge and belief regarding the presence of Hazardous Materials on the Leased Premises introduced or brought onto the Leased Premises by Tenant other than ordinary cleaning fluids and/or fluids and other material commonly used for administrative offices. Landlord expressly reserves the right to enter the Leased Premises pursuant to Section 26.1 to perform regular inspections upon reasonable notice to Tenant provided that same does not interfere with Tenant's use of the Leased Premises subject to the access restrictions set forth in said section.

ARTICLE XIV - ASSIGNMENT; SUBLEASING

14.1 Tenant covenants and agrees that it will not assign this Lease or sublet (which term, without limitation, shall include the granting of any concessions, licenses, occupancy rights, management arrangements and the like) the whole or any part of the Leased Premises without, in each instance, having first received the express, written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. A change in Tenant's name shall not constitute an assignment or sublease hereunder, provided Tenant notifies Landlord in writing of such name change prior to making such change.

14.2 Any assignments or subletting of the Leased Premises in which the tenant pays in excess of the current rent on the Leased Premises shall result in an assignment or sublet fee due by Tenant to Landlord in an amount equal to fifty (50) percent of the rental sums paid by assignee or subtenant in excess of the rent identified in this lease after subtracting Tenant's reasonable costs incurred in obtaining the assignment and/or sublet.

14.3 In seeking an assignment or sublet of the Leased Premises, the Tennant cannot compete with the Landlord for actual or existing tenants, wherever they may be located. Consistent with this restriction, any such prospective renter identified by the current Tenant shall be identified to the Landlord, and the Landlord shall approve the prospective tenant within ten (10) days. The Landlord shall verify whether the prospective renter is currently a tenant of the Landlord or any of its affiliated companies operating under the "Brooks Properties" umbrella, or has approached the Landlord or any of its affiliated companies seeking rental space. Tenant may not enter into any rental arrangement with any of the Landlord's existing or prospective tenants, whether at this location or another. Finally, Tenant may not market their space with any comparison or reference to the Landlord's rates for similar space in this property.

14.4 Notwithstanding any other provision of this Article, transactions (including assignments or subleases) with an entity (a) into or with which Tenant is merged or consolidated, (b) to which substantially all of Tenant's assets are transferred as a going concern, or (c) which controls or is controlled by Tenant or is under common control with Tenant, shall not be deemed to be an assignment or subletting within the meaning of this Article, provided that in any of such events (i) Landlord receives prior written notice of any such transactions, (ii) the assignee or subtenant agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting, (iii) any such transfer or transaction is for a legitimate, regular business purpose of Tenant other than a transfer of Tenant's interest in this Lease, and (iv) the involvement by Tenant or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise) whether or not a formal assignment or hypothecation of this Lease or Tenant's assets occurs, will not result in a reduction of the "Net Worth" of Tenant as hereinafter defined, by an amount equal to such Net Worth of Tenant as it is represented to Landlord at the time of the execution by Landlord of this Lease, or as it exists immediately prior to said transaction or transactions constituting such reduction, at whichever time said Net Worth of Tenant was or is greater. "Net Worth" of Tenant for purposes of this section shall be the tangible net worth of Tenant established under generally accepted accounting principles consistently applied. Notwithstanding anything to the contrary herein, Tenant's liability to Landlord following an assignment shall not extend beyond the then remaining Term of this Lease and shall not include any option or extension periods that, as of the date of the assignment, have not been exercised.

ARTICLE XV - TAXES AND ASSESSMENTS

15.1 Tenant shall pay, in addition to Base Rent and other charges, an amount equal to Tenant's Proportionate Share of "Real Estate Taxes" (hereinafter defined) assessed against the Building and the Property and levies and charges and governmental impositions, duties and charges of like kind and nature which are or may during the Term of this Lease be charged, laid, levied or imposed upon or become a lien or liens upon the Building and the Property or any part thereof, or upon any buildings or appurtenances thereto or any parts thereof, or which may become due and payable with respect thereto and any and all taxes charged, laid or levied in addition to the foregoing under or by virtue of any present or future laws, requirements, rules, orders, directions, ordinances or regulations of the United States, the State of New Hampshire, county of Rockingham or city/town of Salem, New Hampshire government, or of any other municipal government or lawful authority whatsoever. All such duties and charges, including Real Estate Taxes, are referred to herein as "Taxes" and shall be included in the CAM charges.

15.2 "Real Estate Taxes" means all real estate taxes, sewer taxes, and any other charges made by a public authority which upon assessment or failure of payment become a lien or liens upon the Building and the Property or any part thereof, or upon any buildings or appurtenances thereto, or any parts thereof, or which may become due and payable with respect thereto. If any betterment assessments are payable by law in installments, said betterment assessments are deemed payable not for the period in which the same are assessed but in installments for the periods in which the installments thereof are payable. Real Estate Taxes shall not include any franchise, estate, inheritance, succession, capital levy late fees or penalties or transfer tax of Landlord or any income tax of Landlord. If Landlord obtains an abatement of any such excess taxes, a Proportionate Share of such abatement, less the reasonable fees and costs incurred in obtaining the same, if any, shall be credited to Tenant.

15.3 Tenant shall pay to Landlord along with each installment of CAM Charges, an amount equal to one-twelfth (1/12th) of Tenant's Proportionate Share of the Taxes for the current tax year, if the amount thereof is known, or of such taxes for the prior tax year, if the amount thereof for the current tax year is not known. Real Estate Taxes are included and paid for in the CAM Charges.

ARTICLE XVI - MECHANIC'S LIEN

16.1 In the event of the filing of any notice of a builder's, supplier's or mechanic's lien on the Leased Premises or the Building arising out of any work performed by or on behalf of Tenant, Tenant shall cause without delay proper proceedings to be instituted to test the validity of the lien claimed, and within thirty (30) days after the filing of any such lien to discharge the same by the posting of bond or otherwise; and during the pendency of any such proceeding, Tenant shall completely defend and indemnify Landlord against any such claim or lien and all costs of such proceedings wherein the validity of such lien is contested by Tenant, and during the pendency of such proceeding such lien may continue until disposition of such proceeding, and after disposition thereof, Tenant shall cause said lien to be released and discharged.

ARTICLE XVII - EMINENT DOMAIN

17.1 If the Leased Premises is lawfully condemned or taken by any public authority either in its entirety or in such proportion that it is no longer suitable for the intended use by Tenant, then this Lease will automatically terminate without further act of either Party hereto on the date when possession of the Leased Premises is taken by such public authority, and each Party hereto will be relieved of any further obligation to the other except that Tenant shall be liable for and shall promptly pay to Landlord any Rent or other payments due hereunder then in arrears or Landlord shall promptly rebate to Tenant a *pro rata* portion of any Rent or other such payments paid in advance. The Landlord may estimate those expenses in the same manner as provided in 7.2, and shall refund any excess payments to Tenant within thirty (30) days following the notification provided in section 27.1. In the event the proportion of the Leased Premises so condemned or taken is such that the Leased Premises is still suitable for its intended use by Tenant, this Lease will continue in effect in accordance with its terms and a portion of the Rent and other payments due hereunder will abate equal to the proportion of the rental value of the Leased Premises so condemned or taken. In either of the above events, the award for the property so condemned or taken will be payable solely to Landlord without apportionment to Tenant. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a separate claim for the value of any of Tenant's personal property and for relocation expenses and business losses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE XVIII – LIABILITY / INDEMNIFICATION

18.1 Except for injury or damage caused by the gross negligence or willful misconduct of Landlord, its servants or agents, Landlord shall not be liable for any injury or damage to any person happening on or about the Leased Premises, the Building or the Property, or for any injury or damage to the Leased Premises, the Building or the Property, or to any property of Tenant or to any property of any third person, firm, association, or corporation on or about the Leased Premises, the Building or the Property. Tenant shall, except for injury or damage caused as aforesaid, defend (with counsel reasonably acceptable to Landlord), indemnify and hold Landlord harmless from and against any and all liability and damages, costs and expenses, including reasonable attorneys' fees, and from and against any and all suits, claims and demands of any kind or nature whatsoever, by and on behalf of any person, firm, association or corporation arising out of or based upon any incident, occurrence, injury or damage which happens or may happen on or about the Leased Premises, the Building or the Property, and from and against any matter or thing growing out of the condition, maintenance, repair, alteration, use, occupation or operation of the Leased Premises or the installation of any property therein or the removal of any property therefrom. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, in the defense thereof, including attorneys' fees. Tenant shall not settle or compromise any claim without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

18.2 In addition, Tenant agrees to defend with counsel acceptable to Landlord and indemnify Landlord and hold Landlord harmless from and against all claims arising from the

discharge or other release by Tenant onto the Leased Premises, the Building or the Property of any Hazardous Material, excluding any discharge of Hazardous Material to the extent caused by Landlord, its officers, directors, agents, employees, invitees, licensees, other tenants or occupants of the Building or Property, or contractors. Tenant shall not settle or compromise any claim without the prior written consent of Landlord.

18.3 Landlord shall indemnify and save harmless Tenant (together with its officers, directors, stockholders, partners, beneficial owners, trustees, managers, members, employees, agents, contractors, attorneys, and mortgagees) from and against all claims of whatever nature arising from: (a) any act, omission or negligence of Landlord, or Landlord's contractors, licensees, invitees, agents, servants or employees, or any default or failure to perform an obligation by Landlord hereunder; or (b) any accident, injury, damage or loss whatsoever caused to any person or property during the Term, and thereafter, so long as Tenant is in occupancy of any part of the Leased Premises, and occurring on the Leased Premises, or arising out of the use and occupancy of the Leased Premises by Tenant and Tenant's Agents. Landlord's obligations hereunder shall include any other matters for which Landlord has agreed to indemnify Tenant pursuant to any other provision of this Lease.

18.4 In the event a claim is made against a party for which such party seeks indemnification hereunder (the "Indemnitee"), the Indemnitee shall immediately provide written notice of such claim to the other party (the "Indemnitor") in full and complete detail and thereafter cease all communication with the claimant in order to prevent any prejudice to the Indemnitor's obligations hereunder. The Indemnitor shall have the sole and absolute discretion between the parties as to the defense, settlement or compromise of any such claim. Notwithstanding the foregoing, the liability of Indemnitor to indemnify the Indemnitee, as hereinabove set forth, shall not extend to any matter against which the Indemnitor shall be effectively protected by insurance, provided, however, that if any such liability shall exceed the amount of the effective and collectable insurance maintained or required to be maintained hereunder, then the said liability hereunder shall apply to such excess only. And if the obligation or liability of the Indemnitor, as set forth in any other part of this Lease, is less than or contradictory of this indemnity clause, the provisions of this clause shall be deemed and construed to be modified by such other parts. This indemnity shall not be deemed or construed to make the Indemnitor liable for any matter the Indemnitor is obligated to do or omit by this Lease, by law, an obligation to a third party, or otherwise. This indemnity shall survive the expiration or earlier termination of the Term only for purposes of a claim that occurred during the Term of this Lease.

ARTICLE XIX -RULES AND REGULATIONS

19.1 Tenant, its servants, employees, agents, visitors, invitees, and licensees, shall observe faithfully and comply with the Rules and Regulations set forth in **Exhibit B** hereto, and shall abide by and conform to such further rules and regulations as Landlord may from time to time reasonably make, amend or adopt, after Tenant receives a copy thereof.

ARTICLE XX - LANDLORD'S INSURANCE

20.1 Landlord shall maintain and keep in effect throughout the Term of this Lease (a) insurance against loss or damage to the Building by fire or other casualty as may be included within either fire and extended coverage insurance or "special form" insurance in commercially reasonable amounts, or such other coverages, amounts and/or endorsements as Landlord determines in its sole but good faith judgment, (b) commercial general liability insurance in amounts determined by Landlord in its sole but good faith judgment, and (c) such other insurance coverages and policies as Landlord determines in its sole but good faith judgment. Any such coverages may be affected directly and/or through the use of blanket insurance coverage covering more than one location and may contain such commercially reasonable deductibles as Landlord may elect in its reasonable discretion. Tenant will pay to Landlord the Tenant's Proportionate Share of the Insurance Premiums (which may be estimated by Landlord) on the Building and the Property, monthly in advance, payable at the same place as the Base Rent is payable. The term "Insurance Premiums" shall mean the total annual insurance premiums which accrue on all property insurance, boiler insurance, public liability and property damage insurance, rent insurance, and any other insurance which, from time to time, may, at Landlord's election, be carried by Landlord with respect to the Building and/or the Property during any applicable calendar year (or portion thereof) occurring during the Term of this Lease. Landlord shall have the right to adjust such monthly estimate on an annual basis, pursuant to the following Section hereof. Landlord's Insurance Premiums are included and paid for in the CAM Charges.

ARTICLE XXI - TENANT'S INSURANCE

21.1 Tenant shall, from the Delivery of Possession of the Leased Premises, even if such date precedes the commencement of the Term hereof, and throughout the Term hereof procure and carry at its own expense commercial general liability insurance with an insurance company licensed and authorized to do business in New Hampshire and be written on a so-called "occurrence" form, and include coverage for bodily injury, death and property damage liability, insurance against any and all claims, including all legal liability to the extent insurable and imposed upon Landlord and all court costs and attorneys' fees and expenses, arising out of or connected with the possession, use, leasing, operation, maintenance or condition of the Leased Premises or use of the Common Area. Such insurance will be carried in the name of and for the benefit of Tenant and Landlord and Landlord shall be named as an additional named insured; and shall provide at least: General Liability Insurance:

General Aggregate	$2,000,000
Products/Completed Operations Aggregate	$2,000,000
Each Occurrence	$1,000,000
Personal and Advertising Injury	$1,000,000
Damage to Premises Rented Under this Lease	$500,000 Per Occurrence
Medical Expense	$10,000 Each Person

21.2 Except for injury or damage caused by the gross negligence or willful misconduct of Landlord, its servants or agents, Landlord shall not be liable for any injury or damage to any person happening on or about the Leased Premises, the Building, or the Property, or for any injury or damage to the Leased Premises, the Building or the Property, or to any property of Tenant or to any property of any third person, firm, association, or corporation on or about the Leased Premises, the Building or the Property. Tenant shall, except for injury or damage caused as aforesaid, defend (with counsel reasonably acceptable to Landlord) indemnify and hold Landlord harmless from and against any and all liability and damages, costs and expenses, including reasonable attorneys' fees, and from and against any and all suits, claims or demands of any kind or nature whatsoever, by and on behalf of any person, firm, association or corporation arising out of or based upon any incident, occurrence, injury or damage which happens or may happen on or about the Leased Premises, the Building or the Property, whether said person, firm, association or corporation is an invitee, guest, licensee, contractor or other possible status or classification, and from and against any matter or thing growing out of the condition, maintenance, repair, alteration, use, occupation or operation of the Leased Premises or the installation of any property therein or the removal of any property therefrom. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, in the defense thereof, including attorneys' fees. Tenant shall not settle or compromise any claim without the prior written consent of Landlord.

21.3 Tenant shall at least annually provide or cause to be provided to Landlord an updated certificate of insurance indicating the insurance coverage maintained by the Tenant.

21.4 Notwithstanding any insurance secured by Tenant, the Tenant's obligation to defend and indemnify Landlord shall be independent of any determination made by Tenant's insurance company, and shall not be limited by the policy limits maintained by the Tenant. Tenant affirmatively and specifically acknowledges their personal liability for the costs of defense and indemnification, should any such costs be in excess of any internal or absolute policy limits provided by the Tenant's insurance company.

21.5 In addition, Tenant agrees to defend with counsel acceptable to Landlord and indemnify Landlord and hold Landlord harmless from and against all claims arising from the discharge or other release by Tenant onto the Leased Premises, the Building or the Property of any Hazardous Material, excluding any discharge of Hazardous Material to the extent caused by Landlord, its officers, directors, agents, employees, invitees, licensees, or contractors. Tenant shall not settle or compromise any claim without the consent of Landlord.

21.6 Certificates of insurance must name Landlord (**Brooks Properties I, LLC,** ***and*** the property manager **Brooks Properties, LLC**) as additional insured

ARTICLE XXII - DESTRUCTION OR DAMAGE

22.1 In the event that the Leased Premises, as it exists at the beginning of the Term hereof, is fifty per cent (50%) destroyed by fire or other casualty insured against, or is so

damaged that repairs and restoration cannot, in the sole and absolute opinion of Landlord in its sole discretion, be accomplished within a period of one hundred eighty (180) days from the date of such destruction or damage, this Lease will automatically terminate without further act of either Party hereto, and each Party shall be relieved of any further obligation to the other except for the rights and obligations of the parties which survives a termination of this Lease, and except that Tenant shall be liable for and shall promptly pay Landlord any Rent then in arrears or Landlord shall promptly rebate to Tenant a pro rata portion of any Rent paid in advance. Said damage shall be measured by Landlord by its cost to cure the damage. In the event that the Leased Premises is so damaged that repairs and restoration can be accomplished within a period of one hundred eighty (180) days from the date of such destruction or damage, this Lease will continue in effect in accordance with its terms; such repairs and restoration will, unless otherwise agreed by Landlord and Tenant, be performed as closely as practicable to the original specifications (utilizing therefore the proceeds of the insurance applicable thereto without any apportionment thereof for damages to the leasehold interest created by this Lease), and until such repairs and restoration have been accomplished, a portion of the Rent will abate equal to the proportion of the Leased Premises rendered unusable by the damage. Landlord's obligation to restore, replace or rebuild such facilities will not exceed in amount the sum of the insurance proceeds paid to it and/or released to it by any mortgagee with which settlement was made. In the event the Leased Premises may be repaired and/or restored within the aforementioned one hundred eighty (180) day period, but the cost of such repair or restoration exceeds the available insurance proceeds, at Landlord's discretion, this Lease will be terminated in which event the rights and duties of the Parties shall be governed by the first sentence of this Section 22.1. Tenant shall execute and deliver to Landlord all instruments and documents necessary to evidence the fact that the right to such insurance proceeds is vested in Landlord. Landlord shall not be responsible for damage or destruction, partial or total, to or of machinery, equipment and appurtenances constructed or installed on or in the Leased Premises by Tenant. Notwithstanding anything contained herein to the contrary, in the event that the damage to the Leased Premises results from the fault or negligence of Tenant, its agents, employees, licensees or invitees, Tenant shall not be entitled to any abatement or reduction of any Rent or other sums due hereunder, and such damage shall be repaired by Tenant, or at Landlord's option by Landlord at Tenant's expense.

ARTICLE XXIII - REPOSSESSION BY LANDLORD

23.1 At the expiration of this Lease or upon the earlier termination of this Lease for any cause herein provided, Tenant shall peaceably and quietly quit the Leased Premises and deliver possession of the same to Landlord together with the improvements thereon at the beginning of the Term hereof and all improvements constructed thereon by Tenant except those which Tenant may remove pursuant to the terms hereof, and all machinery, equipment and appurtenances installed therein which have become part of the Leased Premises, or which may be removed pursuant to Article X hereof. At the time of delivery of possession to Landlord at the expiration of this Lease any and all machinery, equipment and appurtenances constructed or installed on or in the Leased Premises by Tenant at its expense after the beginning of the Term hereof, which constitute fixtures (excluding Tenant's installed cubicles and moveable furniture and trade fixtures) and which have become the property of Landlord pursuant to Article X hereof will be free and clear of any mortgage, lien, pledge or other encumbrance or charge.

ARTICLE XXIV - MORTGAGE LIEN

Prior to the Commencement Date, Landlord shall provide to Tenant a subordination, non-disturbance and Attornment Agreement in form reasonably approved by Tenant and executed by any party holding a mortgage or other form of security interest encumbering all or a portion of the Property. Following the Commencement Date, this Lease shall be subordinate to any existing mortgage currently encumbering the Leased Premises and to any and all advances made or to be made thereunder and any extensions, renewals or modifications thereof, unless the holder of such mortgage elects to cause the Lease to be superior to such mortgage. This Lease shall be subordinate to any future mortgages or ground leases from time to time encumbering the Leased Premises, executed or delivered subsequent to the date of this Lease and to any and all advances made or to be made thereunder and any extensions, renewals or modifications thereof (unless the holder or ground lessor elects to cause the Lease to be superior to such mortgage or ground lease), provided such mortgagee or ground lessor enters into an agreement (upon such terms as are customarily required by institutional lenders) recognizing Tenant under this Lease and providing that in the event of a foreclosure Tenant shall remain undisturbed under this Lease if Tenant is not in default (after applicable notice and grace periods) under any of the terms and conditions of this Lease (a "non-disturbance agreement"). Tenant agrees to execute such instruments of subordination in confirmation of the foregoing agreement as such holder may request. Tenant hereby appoints such holder as Tenant's attorney-in-fact to execute such subordination agreement upon default of Tenant in complying with such holder's request. Landlord agrees, upon written request from Tenant, to use.

In no event shall the mortgagee be liable for any act or omission of any prior landlord, be subject to any offsets or defenses which the tenant may have against and prior landlord, or be bound by any rent or additional rent which the tenant may have paid to any prior landlord for more than the current month.

ARTICLE XXV - DEFAULT; JURISDICTION; WAIVER OF JURY TRIAL

25.1 In the event of any of the following ("Default" or "Defaults"), Landlord shall have the rights set forth in this Article XXV:

(a) Subject to Article IV any installment of Base Rent or Additional Rent is not paid within five (5) business days after the same is due and payable Tenant's receipt of written notice from Landlord notifying Tenant of such nonpayment; or

(b) Tenant defaults in the performance or observance of any other covenant or condition in this Lease and such default remains unremedied for thirty (30) days after written notice thereof has been given or sent to Tenant by Landlord provided, however, if such failure cannot reasonably be remedied within said period, then no default shall enter so long as Tenant diligently pursues such action as necessary to remedy such matter; or

(c) Any material warranty or representation made by Tenant herein proves to be false or misleading and Landlord sustains actual damages as a result thereof; or

(d) Tenant makes an assignment for the benefit of creditors, is generally not paying its debts as such debts become due, a custodian is appointed or takes possession of its assets other than a trustee, receiver or agent appointed or authorized to take charge of less than substantially all of the property of Tenant for the purpose of enforcing a lien against such property, commences any proceeding relating to Tenant or any substantial part of its property arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect, or there is commenced against Tenant any such proceeding which remains undismissed for a period of sixty (60) days, or any order approving the petition in any such proceeding is entered, or Tenant by any act indicates its consent to, or acquiescence in, any such proceeding or the appointment of any receiver or trustee for Tenant or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of sixty (60) days, or any Party holding a security interest in any of Tenant's fixtures or personal property of any nature whatsoever that are located on the Leased Premises institutes or gives notice of foreclosure against any such property; or

(e) Tenant shall have assigned or sublet the Leased Premises in violation of Article XIV; or

(f) Tenant shall abandon or vacate or shall commence to abandon or vacate the Leased Premises for more than sixty (60) days without payment of Rent; or

(g) the dissolution of any corporate Tenant or the termination of any partnership Tenant; or

(i) (h) In addition to any statutory provisions related to the Tenant's right to cure any Default, should Tenant be served (delivered either in-hand, by service of process, or other method of notice provided under this Lease or by law) with three notices of Default from Landlord to Tenant during any Lease Year, the Landlord may declare the Tenant in Default.

25.2 In the event of any of such Defaults, Landlord may immediately or at any time thereafter and following legal process enter upon the Leased Premises or any part thereof in the name of the whole and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and, subject to applicable law, remove their effects forcibly if necessary, without being deemed guilty in any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of Rent or preceding breach of covenant, and upon such entry this Lease will terminate, and in case of such termination or in case of termination under the provisions of statute by reason of the default of Tenant, Tenant shall remain and continue to be liable to Landlord in an amount equal to the total Base Rent reserved for the balance of the Term plus all Additional Rent reserved for the balance of such Term less the net amounts (after deducting the reasonable and actual expenses of repair, renovation or demolition) which Landlord realizes, or with due diligence should have realized, from the reletting of the Leased Premises, plus all reasonable and actual costs associated with the termination of the Lease, including Landlord's reasonable attorneys' fees. At Landlord's option,

upon any uncured default of Tenant hereunder, all Base Rent and Additional Rent due from Tenant under this Lease may be accelerated and Landlord should be entitled to a judgment therefore immediately. Nothing herein contained will be deemed to require Landlord to await the date on which this Lease, or the Term hereof, would have expired had there been no default by Tenant, or no such termination or cancellation. Landlord's rights and remedies under this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by Landlord, will be deemed to be in exclusion of any of the others herein or by law or equity provided.

25.3 The Tenant, to the extent it may legally do so, hereby consents to the jurisdiction of the courts of the State of New Hampshire and the United States District Court for said jurisdiction, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts for the purpose of any suit, action or other proceeding arising out of any of their obligations hereunder or with respect to the transactions contemplated hereby, and expressly waive any and all objections they may have to venue in any such courts. Any questions related to the execution, performance, or interpretation of this Lease shall be governed solely by the statutory, regulatory, and/or common law internal to the State of New Hampshire, without regard to conflict of law principles. TENANT AND LANDLORD MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LANDLORD TO ENTER INTO THIS LEASE.

25.4 Tenant shall pay all Landlord's reasonable expenses including, but not limited to, reasonable attorneys' fees incurred by Landlord under any circumstances relating to this Lease (except for the preparation of this Lease), including, but not limited to, in enforcing any obligation of Tenant or remedies of Landlord under this Lease, collection of Base Rent or Additional Rent owed by Tenant to Landlord as provided in this Agreement, or in recovering possession of the Leased Premises upon any termination thereof.

25.5 In the event of any Default arising from a breach of any monetary obligations due by Tenant to Landlord under this Lease that remains uncured for a period of seven (7) days after written notice from Landlord to Tenant, the Landlord may, in their sole and unfettered discretion and election, and without recourse in any civil action or proceeding by Tenant against Landlord, withhold, withdraw or terminate the provision of any utilities, services, or benefits provided by the Landlord to the Tenant through Base Rent, Additional Rent, CAM charges, or other ancillary charges, including, but not limited to: water, sewer, gas, electrical service, HVAC, telephone service, cable service, data transmission services, cleaning services, custodial services, snow shoveling or snow plowing, landscaping, general maintenance, or other services provided by Landlord to Tenant. Landlord may withhold, withdraw, or terminate these services in any manner the Landlord may, in their sole and unfettered discretion, see fit or appropriate to implement. In addition, the Landlord may restrict access to other common areas as may be available in the premises, including, but not limited to: storage areas, restrooms, kitchen services, or other common areas or benefits as may exist on the Premises. This section shall not affect any

utilities, services or benefits separately provided for and paid by the Tenant from the Tenant's own monies.

ARTICLE XXVI - ACCESS TO LEASED PREMISES

Landlord and its agents are permitted to examine the Leased Premises at (i) reasonable times and upon reasonable notice (which shall be at one (1) business days' notice), (ii) accompanied by a representative of Tenant if Tenant so elects, and (iii) in compliance with Tenant's reasonable security and safety requirements (established from time to time by Tenant and of which Landlord is given advance written notice) (clauses (i) through (iii) collectively, the "Entry Requirements") and, if Landlord shall so elect, in compliance the Entry Requirements, (x) to make any repairs or replacements required of Landlord under this Lease or which Landlord may deem necessary, (y) to remove, at Tenant's expense, any alterations, addition, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing, or (z) to show the Leased Premises to (A) prospective tenants during the six (6) months preceding expiration of the Term, and (B) prospective purchasers and mortgagees at all reasonable times, provided, however that with respect to entry under this subsection (z) Landlord shall be required only to use reasonable efforts to give one business days' notice and such notice may be in writing or by telephone. Notwithstanding the foregoing, the building superintendent and those individuals involved in the cleaning and regular daily maintenance of the Building shall not be subject to the Entry Requirements (except when entering areas of the Leased Premises shown as "Restricted Areas" as shown on Exhibit A attached hereto when such Entry Requirements shall apply; provided, however that in the event of entry by the building superintendent, Tenant shall have the right to have a representative of Tenant accompany the superintendent if Tenant so elects and such representative is made promptly available between the hours of 8:00 a.m. to 6:00 p.m. Monday through Friday (legal holidays in all cases excepted). Further notwithstanding anything in the foregoing to the contrary, in the event of an emergency that could cause damage to health, safety or property, Landlord shall use good faith efforts to follow Tenant's Entry Requirements and in such event Landlord will be required to give only such notice that it in good faith believes is feasible under the circumstances and need not wait to be accompanied by Tenant or its employees or representatives (although these parties may still accompany Landlord if they are available and wish to do so). In the event Tenant sends a notice alleging the existence of a dangerous or unsafe condition, any requirements for prior notice or limitations on Landlord's access to the Leased Premises contained in this Lease shall be deemed waived by Tenant so that Landlord may immediately exercise its rights under this Article in such manner as Landlord deems necessary to remedy such dangerous or unsafe condition.

26.2 Tenant acknowledges that the Tenant's access to the Leased Premises and other areas on the property may be restricted in certain emergency circumstances, including, but not limited to: power outages, gas leaks, floods, acts of God, or states of local, state, or national emergencies. In the event that the Tenant's access to the Leased Premises may be restricted, the Landlord shall notify Tenant by any means reasonable under the circumstances, which may include, but not be limited to, posting the notice of closure at the premises, email, facsimile, notice on television or radio stations, or other methods selected by the Landlord in their sole and exclusive discretion.

ARTICLE XXVII - NOTICES

27.1 Any written notice, request or demand required or permitted by this Lease will, until either Party notifies the other in writing of a different address, be properly given if hand delivered or sent by a nationally recognized overnight delivery service and if to Landlord, to the address specified for Landlord as first set forth above in the preamble to this Lease or if to the Tenant, to the address of the Leased Premises. Notice may also be accomplished by providing written notice to the registered agent of the Landlord or Tenant as identified in their respective corporate filings with the Secretary of State, or in any manner authorized by law.

ARTICLE XXVIII - SIGNS; EXTERIOR APPEARANCE; PYLON

28.1 Tenant shall not, without Landlord's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, install any interior or exterior lighting, decorations, paintings, murals, awning, canopies or the like; or erect or install any signs, banners, window or door lettering, placards, decorations or advertising media of any type that can be viewed from the exterior of the Leased Premises or within common areas or the exterior of the Building. In the event Landlord provides such written consent, Tenant shall obtain any necessary governmental approvals at their sole cost and expense.

ARTICLE XXIX - BROKER

29.1 The Parties covenant that John F. Nealon of W.J. Nealon was the acting broker for this transaction and will be paid a commission by Landlord under separate contract.

29.2 In the event Tenant should obtain an outside broker and the result is a renewal of this lease (not expressly set forth herein) Tenant shall pay any and all brokerage fees associated with that renewal.

ARTICLE XXX - MISCELLANEOUS

30.1 This Lease is binding upon and will inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the Parties hereto.

30.2 Any consent, express or implied, by Landlord to any breach by Tenant of any covenant or condition of this Lease will not constitute a waiver by Landlord of any prior or succeeding breach by Tenant of the same or any other covenant or condition of this Lease. Acceptance by Landlord of Rent or other payment with knowledge of a breach of or default under any condition hereof by Tenant will not constitute a waiver by Landlord of such breach or default.

30.3 This Lease will be construed and interpreted in accordance with the laws of the State of New Hampshire.

30.4 This Lease may be executed in two (2) or more counter-parts, each of which will be deemed an original and all collectively but one and the same agreement.

30.5 This Lease contains and embraces the entire Lease agreement between the Parties hereto and no part of it may be changed, altered, amended, modified, limited or extended orally or by agreement between the Parties unless such agreement is expressed in writing and signed by Landlord and Tenant or their respective successors in interest. Tenant has, as of this day: (a) had ample opportunity to consult with counsel of their choice regarding this transaction; (b) had ample opportunity to review with counsel the terms and provision of this Lease and related documents; (c) understood and assented to the obligations imposed by this Lease and related documents and (d) knowingly and willingly entered into this Lease and related documents.

30.6 In the event of any legal challenge to any term(s) or provision(s) of this lease, the parties agree that the terms shall be given their fullest effect as is consistent with applicable State law. If any term, clause or provision of this Lease is judged by a court of competent jurisdiction to be invalid and/or unenforceable, the validity and/or enforceability of any other term, clause or provision in this Lease will not be affected thereby.

30.7 Notwithstanding anything to the contrary contained in this Lease or as provided by State law authorizing additional, separate, or further remedies, Tenant shall look solely to Landlord's ownership in the Building for satisfaction of Tenant's remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder, and no other property or assets of the partners, affiliates or principals of Landlord, disclosed or undisclosed, shall be subject to levy, execution or the enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant's use or occupancy of the Leased Premises. No personal liability or personal responsibility is assured by, nor shall at any time be asserted or enforceable against Landlord or Tenant, their partners, members, shareholders, officers, directors, affiliates or their principals, or their respective heirs, legal representatives, successors and assigns on account of this Lease or any covenant, undertaking, or agreement to Landlord contained herein. If any provision of this Lease either expressed or implied obligates Landlord not to unreasonably withhold its consent or approval, an action for declaratory judgment or specific performance shall be Tenant's sole right and remedy in any dispute as to whether Landlord has breached such obligation.

30.9 The captions of the Articles or Sections of this Lease are to assist the Parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term "Tenant" shall include Tenant's agents, employees, contractors, customers, agents, invitees or successors. In addition, in any provision relating to the conduct, acts or omissions of Tenant, the term "Tenant" shall also include others using the Leased Premises with Tenant's permission. This Lease shall not be

construed more strictly against one Party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that Landlord and Tenant have contributed with the advice of counsel to the preparation of this Lease.

30.10 This Lease and its obligations shall be deemed obligations under a sealed instrument, with the full force and effect on the enforcement of the Lease and its obligations as may be provided by law.

IN WITNESS WHEREOF, the Parties execute this Lease as of the day and year first above written.

Brooks Properties I, LLC
("Landlord")

By: [signature] Date: 2-12-16
Julie C. Brooks, Authorized Agent

PixarBio Corporation
("Tenant")

By: [signature] Date: 2/12/16
Frank Reynolds
Its: Chief Executive Officer